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                                                                      EXHIBIT 12

                                   MESA INC.

             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

     The following computations of the ratio of earnings to fixed charges for the years ended December 31, 1993, 1992, 1991, 1990 and 1989 represent the actual results of Mesa's operations for those periods.

                                                           YEARS ENDED DECEMBER 31
                                            ------------------------------------------------------
                                              1993        1992       1991       1990        1989
                                            ---------   --------   --------   ---------   --------
Net loss..................................  $(102,448)  $(89,232)  $(79,163)  $(200,276)  $(60,414)
Adjustments --
  Loss on investment accounted for under
     the equity method....................         --         --         --          --     13,268
  Minority interest in loss...............     (4,318)    (3,854)    (3,419)     (8,649)    (2,609)
  Interest expense........................    142,002    143,392    150,770     186,700    183,908
                                            ---------   --------   --------   ---------   --------
          Total Earnings..................  $  35,236   $ 50,306   $ 68,188   $ (22,225)  $134,153
                                            ---------   --------   --------   ---------   --------
                                            ---------   --------   --------   ---------   --------
Fixed charges:
  Interest expense........................  $ 142,002   $143,392   $150,770   $ 186,700   $183,908
                                            ---------   --------   --------   ---------   --------
                                            ---------   --------   --------   ---------   --------
Ratio of earnings to fixed charges........        (a)        (a)        (a)         (a)        (a)
                                            ---------   --------   --------   ---------   --------
                                            ---------   --------   --------   ---------   --------
Fixed charges in excess of earnings(a)....  $ 106,766   $ 93,086   $ 82,582   $ 208,925   $ 49,755
                                            ---------   --------   --------   ---------   --------
                                            ---------   --------   --------   ---------   --------

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(a) Earnings were not adequate to cover fixed charges in the indicated periods.